UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): March 9, 2017

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WD-40 COMPANY

(Exact Name of Registrant as specified in its charter)

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Delaware (State or other jurisdiction of incorporation or organization)	000-06936 (Commission File Number)	95-1797918 (I.R.S. Employer Identification Number)

1061 Cudahy Place, San Diego, California 92110 (Address of principal executive offices, with zip code)

(619) 275-1400 (Registrant’s telephone number, including area code)

n/a (Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	Entry into a Material Definitive Agreement

Effective as of March 9, 2017, WD-40 Company (the “Company”) became obligated to incur certain costs under a contract for the construction of improvements to the Company’s new office building located at 9715 Businesspark Avenue, San Diego, California (the “Property”).  The Company and Back’s Construction, Inc. (the “Contractor”) entered into a Standard Form of Agreement between Owner and Contractor dated as of February 23, 2017 (the “Agreement”) for the construction of the improvements to the Property (the “Project”).  On March 9, 2017, the Company and the Contractor executed Change Order #1 to the Agreement to finalize a cost summary exhibit and to establish the maximum price for the Project (the “Guaranteed Maximum Price”) in the amount of $4,229,000.

The Agreement provides for construction of the improvements on the basis of “Cost of the Work” plus a “Contractor’s Fee” subject to a Guaranteed Maximum Price.  The Cost of the Work covers the full scope of the Project as set forth in construction drawings prepared by the Company’s architect.  The Cost of Work includes all direct and subcontracted costs and a weekly general conditions charge for the Contractor for 21 weeks in the amount of $2,800 per week to cover the Contractor’s administrative and supervisory services for the Project.  The Contractor’s Fee represents three percent (3%) of the Cost of the Work to cover the Contractor’s overhead, profit and insurance.

The Project is scheduled to be completed no later than July 14, 2017 (“Substantial Completion”).

The Agreement includes standard terms and conditions, including the Contractor’s warranties and requirements for permits, fees, notices, inspections and other compliance, and for management of the Project under oversight from representatives of the Company, including the Company’s architect, ID Studios Interior Design and Strategic Planning, Inc., and the Company’s construction manager, Hughes Marino, Inc.  The Contractor will be entitled to additional Contractor’s Fee and/or weekly general conditions charge only on change orders that require overtime, after-hour supervision or extension of the time required for Substantial Completion.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WD-40 Company
(Registrant)

Date: March 14, 2017	/s/ JAY W. REMBOLT
Jay W. Rembolt
Vice President, Finance
Treasurer and Chief Financial Officer